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                                                                 Exhibit (g)(23)
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January 12, 2000

State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

     Re: Goldman Sachs Trust; additional portfolio under the Goldman Sachs Equity Portfolios, Inc. contract

Ladies and Gentlemen:

This is to advise you that Goldman Sachs Trust (the "Fund") has established a new series of shares to be known as Goldman Sachs CORE Tax-Managed Equity Fund (the "Portfolio"). In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated April 6, 1990, between Goldman Sachs Equity Portfolios, Inc. and State Street Bank and Trust Company, as adopted by the Fund pursuant to that certain letter agreement dated as of September 27, 1999 (the "Contract"), the Fund hereby requests that you act as Custodian of the Portfolio under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

GOLDMAN SACHS TRUST

By: /s/ John Perlowski
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Name: John Perlowski
Title: Treasurer

Agreed to this 17th day of February, 1999.

STATE STREET BANK AND TRUST COMPANY

By: /s/ Ronald E. Logue
   --------------------
Name: Ronald E. Logue
Title: Vice Chairman